Exhibit 99.1

Tallgrass Energy Partners Increases Quarterly Distribution for Sixth Consecutive Quarter to $0.485, an 18.3% Increase over Third Quarter 2014

LEAWOOD, Kan.--(BUSINESS WIRE)--January 5, 2015--Tallgrass Energy Partners, LP (NYSE: TEP) announced today that the board of directors of its general partner declared a quarterly cash distribution to partners of $0.485 per common unit for the fourth quarter of 2014, or $1.94 on an annualized basis. This represents a 54 percent increase from the fourth quarter of 2013 and an 18.3 percent sequential increase from the third quarter 2014 distribution of $0.41. It is TEP’s sixth consecutive increase since its IPO in May 2013.

In addition, the distribution increase of $0.075 is 7 percent higher than the minimum increase management had expected to recommend for the fourth quarter as a result of the September acquisition of a 33.3 percent interest in the Tallgrass Pony Express Pipeline.

The quarterly distribution will be paid on Friday, February 13, 2015, to unitholders of record as of the close of business on Monday, January 26, 2015.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. We provide crude oil transportation to customers in Wyoming, servicing the Bakken production area of North Dakota and eastern Montana through our ownership interest in Tallgrass Pony Express Pipeline. We also provide services for customers in Wyoming through Tallgrass Midstream at our Casper and Douglas natural gas processing and our West Frenchie Draw natural gas treating facilities and we provide water business services to customers in Colorado and Texas through BNN Water Solutions. We believe we are well-positioned to provide midstream services in the Denver-Julesburg and Permian Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor and Financial Inquiries:
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries:
Phyllis Hammond, 913-928-6014
media.relations@tallgrassenergylp.com